Filed pursuant to Rule 424(b)(3)

Registration No. 333-256938

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated June 16, 2021)

Hydrofarm Holdings Group, Inc.

3,369,138 Shares of Common stock

This prospectus supplement supplements the prospectus dated June 16, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-256938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 2, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time of up to 3,369,138 shares of our common stock by the selling stockholders listed on page 26 of the Prospectus. The number of shares offered for sale by the selling stockholders consists of up to 3,369,138 shares of our common stock currently issuable upon the exercise of warrants held by the selling stockholders, which were issued in connection with a private placement of units, each consisting of a share of common stock and a warrant to purchase an additional one-half (1/2) share of common stock, which concluded on October 30, 2018. The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in a series of private placement transactions completed prior to the filing of the registration statement containing the Prospectus.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HYFM.” On November 1, 2021, the closing price of our common stock was $34.18 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 2, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2021

Hydrofarm Holdings Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

270 Canal Road Fairless Hills, PA 19030
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 1, 2021, Hydrofarm Holdings Group, Inc. (the “Company”) completed the previously announced acquisition of Innovative Growers Equipment, Inc., an Illinois corporation (“IGE”), Innovative AG Installation, Inc., an Illinois corporation (“IAG”), Innovative Racking Systems, Inc., an Illinois corporation (“IRS”), and Innovative Shipping Solutions, Inc., an Illinois corporation (“ISS” and, together with IGE, IAG and IRS the “Sold Companies”), pursuant to the terms of the stock purchase and contribution agreement (the “Purchase Agreement”), by and among the Company, Hydrofarm, LLC, the Company’s wholly-owned indirect subsidiary (the “Buyer”), Bruce Zierk and Christopher Mayer (collectively, the “Sellers”), and Christopher Mayer, solely in his capacity as representative of the Sellers (the “Sellers’ Representative”), for a purchase price of approximately $58.0 million, consisting of $46.4 million in cash and 323,312 shares of the Company’s common stock (the “Equity Consideration”), subject to customary adjustments at closing for cash, working capital, transaction expenses and indebtedness of the Sold Companies (the “Acquisition”). On November 1, 2021, the Company, the Buyer, the Sellers and the Sellers’ Representative entered into an amendment to the Purchase Agreement (the “Amendment”) to add a provision to terminate a certain commercial guaranty granted by IGE within thirty days of November 1, 2021 and to correct a closing condition.

Collectively, the Sold Companies and their respective subsidiaries are premier equipment suppliers to commercial growers throughout North America that specialize in the manufacture of horticulture benches, racking and LED lighting systems which complement the Company’s existing lineup of high performance, proprietary branded products.

The foregoing descriptions of the Purchase Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the provisions of the Purchase Agreement and Amendment, copies of which are filed as Exhibit 2.1 and Exhibit 2.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Purchase Agreement and the issuance of the Equity Consideration contemplated thereunder set forth in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The Equity Consideration was issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering.

Item 7.01	Regulation FD Disclosure.

On November 1, 2021, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
2.1*#	Stock Purchase and Contribution Agreement, dated as of October 25, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Bruce Zierk and Christopher Mayer.
2.2	Amendment No. 1 to Stock Purchase and Contribution Agreement, dated as of November 1, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Bruce Zierk and Christopher Mayer.
99.1	Press Release, dated November 1, 2021.

*	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: November 2, 2021	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer

Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

among

Hydrofarm Holdings Group, Inc.

HYDROFARM, LLC,

BRUCE ZIERK,

CHRISTOPHER MAYER,

and

CHRISTOPHER MAYER,

as Sellers’ Representative

dated as of

October 25, 2021

i

ii

Exhibit A Form of Key Employment Agreements

Exhibit B Form of Escrow Agreement

iii

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

This Stock Purchase and Contribution Agreement (this “Agreement”), dated as of October 25, 2021, is entered into by and among (i) Hydrofarm Holdings Group, Inc., a Delaware corporation (“Holdings”), (ii) Hydrofarm, LLC, a California limited liability company (“Buyer”), (iii) Bruce Zierk, an individual, and Christopher Mayer, an individual (collectively, the “Sellers”), and Christopher Mayer, solely in his capacity as representative of the Sellers (the “Sellers’ Representative”). Buyer and Holdings are sometimes referred to individually as a “Buyer Party” and collectively as the “Buyer Parties.”

RECITALS:

WHEREAS, Innovative Growers Equipment, Inc., an Illinois corporation (“IGE”), Innovative AG Installation, Inc., an Illinois corporation (“IAG”), Innovative Racking Systems, Inc., an Illinois corporation (“IRS”), Innovative Shipping Solutions, Inc., an Illinois corporation (“ISS”, and collectively with IGE, IAG, IRS, and IGEC (the “Sold Companies”), Innovative Growers Equipment Canada, Inc., a corporation incorporated under the laws of Ontario, Canada (“IGEC”), Manufacturing & Supply Chain Services, Inc., a Delaware corporation (“MSCSI,” and collectively with IGEC and the Sold Companies the “Companies”), are engaged in the business of the manufacturing of custom ebb and flow greenhouse benches, trays, trellis plant support systems, fertilizer injectors, plant nutrients and greenhouse lighting (the “Business”);

WHEREAS, Holdings and IGE entered into that certain Escrow Agreement (the “Deposit Escrow”), dated February 9, 2021, with JPMorgan Chase Bank, N.A. (the “Escrow Agent”) whereby Holdings deposited $500,000 (“Deposit Amount”) as an earnest money deposit to secure the consummation of the Transactions which shall be released in accordance with the terms therein;

WHEREAS, subject to the terms and conditions set forth herein, the Sellers desire to (i) contribute (the “Contribution”) to Holdings an aggregate of 20% of the outstanding Shares (as defined below) of each of the Sold Companies, on a fully diluted basis (the “Contributed Shares”) in exchange for that number of shares of Holdings as set forth in Schedule I (the “Exchanged Shares”) and (ii) sell (the “Sale”) to Buyer, and Buyer desires to purchase from the Sellers, an aggregate of 80% of the outstanding Shares of each of the Sold Companies on a fully diluted basis (the “Purchased Shares” and collectively with the Contributed Shares, the “Shares”);

WHEREAS, immediately following the Contribution, Holdings intends to contribute the Contributed Shares to Buyer; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
Definitions

The following terms have the meanings specified or referred to in this ARTICLE 1:

“ACA” has the meaning set forth in Section 3.19(l).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.09(a)(xiv).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, each Key Employment Agreement, and all of the other Contracts, certificates, instruments and other documents to be executed or delivered by one or more of the parties in connection with the transactions contemplated hereby and thereby.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Party” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

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“Cap” has the meaning set forth in Section 8.04(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended and supplemented and other similar Laws enacted in response to the COVID-19 pandemic.

“CARES Act Impacted Taxes” means any Taxes incurred by the Buyer, Holdings or any Affiliate thereof (including, after the Closing, the Companies and their Subsidiaries) attributable to any item of income or gain required to be included, or any deduction or loss (or otherwise benefit from such items in the form of a credit, refund or similar items) that is required to be excluded for any Taxable period (or a portion thereof) ending after the Closing Date with respect to the Companies as a result of any (i) deferral or payment of Tax that was otherwise due prior to the Closing but for the provisions of the CARES Act, and (ii) advance or other acceleration of a credit or other benefits with respect to Tax into the period ending on or before the Closing that would otherwise be recognized after the Closing Date or any other reductions or limitation on the ability to claim Tax deductions or other benefits for any period (or portion thereof) commencing after the Closing in connection with the forgiveness of any loan obligation or portion thereof pursuant to the paycheck protection program of the CARES Act or similar provisions.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.07.

“Closing Cash Portion” has the meaning set forth in Section 2.02(a).

“Closing Certificate” has the meaning set forth in Section 2.02(d).

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Date Payment” has the meaning set forth in Section 2.02(c).

“Closing Indebtedness” means all outstanding Indebtedness as of the open of business on the Closing Date except any and all leases.

“Closing Working Capital” means: (a) the Current Assets of the Companies, less (b) the Current Liabilities of the Companies, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by the Companies or their Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Companies or their Subsidiaries is a party, beneficiary or otherwise bound.

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“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Systems” has the meaning set forth in Section 3.12(i).

“Companies” has the meaning set forth in the recitals.

“Confidential Information” has the meaning set forth in Section 3.12(j).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributed Shares” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory, prepaid and refundable taxes related to sales taxes, prepaid expenses, vendor deposits and work that has been performed but not yet invoiced, but excluding (a) the portion of any prepaid expense of which the Buyer Entities will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Companies’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Companies’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (b) deferred Tax liabilities, (c) Transaction Expenses, and (d) the current portion of any Indebtedness of the Companies, in each case to the extent not included in the calculation of the Closing Date Payment, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Deposit Amount” has the meaning set forth in the recitals.

“Deposit Escrow” has the meaning set forth in the recitals.

4

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers, the Buyer Parties and the Sellers’ Representative concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“E.O. 11246” has the meaning set forth in Section 3.20(g).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), lease, sublease, option, security interest, mortgage, easement, covenant, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Law, Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

5

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Companies or any of its Affiliates as a “single employer” within the meaning of Section 414(b) or (c) of the Code.

“Escrow Agent” has the meaning set forth in the recitals.

“Escrow Agreement” has the meaning set forth in Section 2.05(a).

“Escrow Balance” has the meaning set forth in Section 2.05(b).

“Estimated Closing Date Payment” has the meaning set forth in Section 2.02(d).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(ii).

“Exchanged Shares” has the meaning set forth in the recitals.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representation” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Government Contracts” has the meaning set forth in Section 3.09(a)(xi).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect and regulated under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

6

“Holdings” has the meaning set forth in the preamble.

“IAG” has the meaning set forth in the recitals.

“IGE” has the meaning set forth in the recitals.

“IRS” has the meaning set forth in the recitals.

“ISS” has the meaning set forth in the recitals.

“Indebtedness” means, without duplication and with respect to the Companies and their Subsidiaries, all (a) indebtedness for borrowed money, including, without limitation, credit card liabilities and lines of credit; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Companies and their Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); and (i) all liabilities in connection with customer deposits and deferred revenue for services performed.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.05(b).

“Indemnity Escrow Fund” has the meaning set forth in Section 2.05(b).

“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).

“Information” has the meaning set forth in Section 3.24(a).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

7

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” means Christopher Mayer and Bruce Zierk.

“Key Employment Agreements” means those certain employment agreements by and between the IGE and the Key Employees in the form set forth on Exhibit A.

“Knowledge” means: (a) with respect to the Sellers and the Companies, the actual knowledge of Christopher Mayer and Bruce Zierk, after due inquiry; and (b) with respect to the Buyer Parties and their Subsidiaries, the actual knowledge of each of the individuals listed in the Buyer Parties’ Disclosure Schedules, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Companies or their Affiliates holds any rights or interests granted by other Persons, including the Sellers or any of their Affiliates.

“Losses” means, with respect to any Person, losses, damages, liabilities, obligations, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including enforcement expenses and amounts paid in settlement, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors, insurers and other experts, and other expenses of litigation; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies and their Subsidiaries, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.19(a).

“Open Source License” has the meaning set forth in Section 3.12(k).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means information that can be used to specifically identify a natural person (including, without limitation, name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated or covered under any Privacy Laws.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PPP Lender” shall mean Resource Bank.

“PPP Loans” shall mean (i) Loan #554627 issued to IAG, with a principal amount of $70,300.00, (ii) Loan #554338 issued to IRS, with a principal amount of $34,400.00 and (iii) Loan # 555120 issued to IGE, with a principal amount of $339,300.00.

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“PPP Loan Documents” shall mean the PPP Loans and all other agreements, documents, applications and certifications executed or delivered by the Companies and their Subsidiaries in connection with the PPP Loans.

“PPP Regulations” shall mean the CARES Act, the Paycheck Protection Program Flexibility Act of 2020 (as amended), and all other Laws, procedures, applications, forms, frequently asked questions and other guidance concerning the Paycheck Protection Program in effect from time to time enacted, promulgated or issued by any Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Companies for any Pre-Closing Tax Period.

“Privacy Laws” means all U.S., state, foreign and multinational Laws relating to the protection of personal and data privacy, and their own published, posted and internal agreements and policies with respect thereto.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Shares” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Real Property” means the real property owned, leased or subleased by the Companies or their Subsidiaries, together with all buildings, structures and facilities located thereon.

“Real Property Lease” has the meaning set forth in Section 3.10(b).

“Related Party” means each Seller, any Affiliate of a Seller (other than the Companies or their Subsidiaries), any shareholder, member, manager, officer, director or employee, or any family member of a Seller or such Affiliate, or any trust or similar investment entity directly or indirectly controlled by any of the foregoing, together with any Affiliate of any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Business” means the Business.

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“Restricted Period” has the meaning set forth in Section 5.04(a).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Sale” has the meaning set forth in the recitals.

“Section 503” has the meaning set forth in Section 3.20(g).

“Seller Claims” has the meaning set forth in Section 5.08.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means CBIZ & Mayer Hoffman McCann P.C.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.01(c).

“Subsidiary” of any Person means another Person (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or (b) of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“Target Working Capital” means [***].

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Claim” has the meaning set forth in Section 6.02.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes that is filed (or that is required to be filed) with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America and Canada.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees, costs, expenses and other Liabilities incurred by the Companies and their Subsidiaries, the Sellers or the Sellers’ Representative at or prior to the Closing arising out of, relating to or in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including (i) any discretionary, sale, change of control, retention, transaction or similar bonus or compensatory payments or any other payment obligation that is or becomes payable to current or former employees of the Companies and their Subsidiaries, any Seller or any Related Party (whether concurrently with the execution of this Agreement or at or following the Closing or otherwise) as a result of the consummation of the transactions contemplated hereby, together with the employer’s portion of any payroll, social security, unemployment and similar Taxes thereon, (ii) any and all fees or expenses payable to any broker, legal advisor, consultant, accountant, investment banker, or financial or other advisor engaged by any Seller, the Sellers’ Representative, the Companies and their Subsidiaries or any Related Party in connection with this Agreement or the transactions contemplated hereby, and (c) all Transfer Tax.

“Transfer Tax” has the meaning set forth in Section 6.04.

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” has the meaning set forth in Section 3.20(b).

“VEVRAA” has the meaning set forth in Section 3.20(g).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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ARTICLE 2

CONTRIBUTION, PURCHASE AND SALE

Section 2.01       Contribution, Purchase and Sale. Subject to the terms and conditions set forth herein, effective at the Closing, (i) each Seller shall contribute, assign, transfer and deliver to Holdings, and Holdings shall acquire and accept from each Seller, all of such Seller’s right, title and interest in and to the Contributed Shares, free and clear of all Encumbrances (except for Permitted Encumbrances), claims, demands and restrictions on transfer, in exchange for the Exchanged Shares, and (ii) each Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Seller, all of such Seller’s right, title and interest in and to the Purchased Shares, free and clear of all Encumbrances (except for Permitted Encumbrances), claims, demands and restrictions on transfer, in exchange for the Closing Cash Portion.

Section 2.02       Purchase Price. The aggregate consideration paid to Sellers for the Shares shall be $58,000,000, subject to adjustment pursuant to Section 2.06 below (the “Purchase Price”), consisting of:

(a)               $46,400,000 payable in cash (“Closing Cash Portion”) in exchange for the Purchased Shares, subject to adjustment pursuant to Section 2.06 below; and

(b)               The Exchanged Shares (which are agreed to have an aggregate value of $11,600,000) in exchange for the Contributed Shares.

Section 2.03       Closing Date Payment.

(a)               For purposes of this Agreement, the “Closing Date Payment” means, subject to adjustment pursuant to Section 2.06 below, an amount equal to:

(i)               the Closing Cash Portion;

(ii)              minus, the Deposit Amount;

(iii)             minus the Indemnity Escrow Amount;

(iv)             minus the outstanding amount of Closing Indebtedness;

(v)              minus the amount of unpaid Transaction Expenses;

(vi)             minus the amount, if any, by which the Closing Working Capital at the Closing is less than the Target Working Capital; and

(vii)            plus the amount, if any, by which the Closing Working Capital at the Closing is more than the Target Working Capital.

(b)               The Sellers’ Representative shall deliver to the Buyer Parties, at least three (3) Business Days prior to the Closing Date, a certificate executed by the Chief Executive Officer of IGE (the “Closing Certificate”), setting forth the calculation, as of the Closing Date, of the good faith estimate of the Closing Date Payment (the “Estimated Closing Date Payment”) and, subject to Section 2.06, each of the elements thereof. The calculation of the Estimated Closing Date Payment is based on the assumption that, as of Closing, the estimated Closing Indebtedness, and the estimated Transaction Expenses are as set forth in the Closing Certificate.

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Section 2.04       Transactions to be Effected at the Closing.

(a)               At the Closing, Holdings shall deliver to the Sellers’ Representative documents sufficient to issue the Exchanged Shares to the Sellers, including but not limited to book-entry statements representing the Exchanged Shares.

(b)               At the Closing, Buyer shall:

(i)                 deliver to the Sellers:

(A)             the Closing Date Payment, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date; and

(B)              the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)              pay, or cause to be paid, on behalf of the Companies, the Sellers or the Sellers’ Representative, the following amounts:

(A)             any Closing Indebtedness of the Companies or its Subsidiaries unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Certificate; and

(B)              any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Certificate.

(b)               At the Closing, the Sellers’ Representative shall deliver to the Buyer Parties:

(i)                 stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)              the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the Sellers or the Sellers’ Representative at or prior to the Closing pursuant to Section 7.02 of this Agreement;

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(iii)            copies of all consents, authorizations, Governmental Orders or required approvals listed on Section 3.05 of the Disclosure Schedules; and

(ii)              a Form W-9, duly executed by each Seller.

(c)               At the Closing, Buyer shall (i) instruct Escrow Agent to release the Deposit Amount to Seller pursuant to the Deposit Escrow; and (ii) deliver to the Escrow Agent the Indemnity Escrow Amount pursuant to the terms and conditions of the Escrow Agreement.

Section 2.05       Escrow Agent; Escrow.

(a)   At the Closing, Buyer and the Sellers’ Representative shall enter into an escrow agreement to be executed by and among the Sellers’ Representative, Buyer and the Escrow Agent in substantially the form of Exhibit B hereto (the “Escrow Agreement”).

(b)   Pursuant to Section 2.04 and concurrently with the Closing, Buyer shall deposit with the Escrow Agent, to a separate account designated in writing by the Escrow Agent, $5,800,000, funded by wire transfer of immediately available funds (the “Indemnity Escrow Amount” and, together with interest and earnings thereon, the “Indemnity Escrow Fund”), which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall serve as security to Buyer for the Sellers’ representations, warranties, covenants and agreements set forth in this Agreement. Interest which accrues on the Indemnity Escrow Amount, if any, shall be allocated and disbursed in accordance with the Escrow Agreement. Subject to Section 2.06 and any claims made in accordance with Article 8 hereof, and pursuant to the Escrow Agreement, the remaining undistributed balance of the Indemnity Escrow Fund, if any, shall be released by the Escrow Agent to the accounts directed by the Sellers’ Representative for distribution to the Sellers. Any portion of the Indemnity Escrow Fund disbursed to the Sellers in accordance with this Agreement and the Escrow Agreement is referred to collectively as the “Escrow Balance.”

Section 2.06       Closing Cash Portion Adjustment.

(a)               Closing Adjustment.

(i)                 At the Closing, the Closing Cash Portion and, accordingly, the Purchase Price, shall be adjusted either by (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.06(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital.

(ii)              At least three (3) Business Days before the Closing, the Sellers’ Representative shall cause IGE to prepare and deliver to the Buyer Parties a statement setting forth a good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain a estimated balance sheet of the Companies and their Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer (or equivalent) of IGE that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

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 (b)               Post-Closing Adjustment.

(i)                 Within ninety (90) days after the Closing Date, the Buyer Parties shall prepare and deliver to the Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Companies and their Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of each Chief Financial Officer (or equivalent) of the Buyer Parties that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)              The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is finally determined to be a positive number, the Closing Cash Portion and, accordingly, the Purchase Price, shall be increased by an amount equal to Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Closing Cash Portion and, accordingly, the Purchase Price, shall be reduced by the amount of the Post-Closing Adjustment.

(c)               Examination and Review.

(i)                 After receipt of the Closing Working Capital Statement, the Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Companies and their Subsidiaries, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer, the Companies or their Subsidiaries.

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(ii)              On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed final and to have been accepted by the Sellers’ Representative. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

(iii)            If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of RSM US LLP or, if RSM US LLP is unable to serve, Buyer and the Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally or regionally recognized firm of independent certified public accountants other than the Companies’ accountants or Buyers’ accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)             The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers (through the Sellers’ Representative) or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers (through the Sellers’ Representative) and Buyer.

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(v)               The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)               Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by a wire transfer of immediately available funds to such account as is directed by Buyer or the Sellers’ Representative.

(e)               Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Closing Cash Portion and, accordingly, the Purchase Price, by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07       Closing. Subject to the terms and conditions of this Agreement, the Contribution and the Sale contemplated hereby (collectively, the “Closing”) shall take place virtually through the electronic exchange of documents and funds, on the date that is two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or, in any event, at such other time or on such other date or at such other place as the parties hereto may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.08       Withholding Tax. The Buyer Parties and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the account(s) designated by the Sellers’ Representative (on behalf of the Sellers) such amounts as the Buyer Parties or the Escrow Agent is required to deduct and withhold under the Code, or any other Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3
Representations and warranties of THE SELLERS and the companies

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE 3 are true and correct as of the date hereof.

Section 3.01       Authority of the Sellers. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Buyer Parties) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms. When each other Ancillary Document to which such Seller is or will be a party has been duly executed and delivered (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Documents will constitute a legal and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each Seller has full legal capacity to enter into and perform his obligations under this Agreement and to complete the transactions contemplated by this Agreement or the Ancillary Documents.

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Section 3.02       Organization, Authority and Qualification of the Company; Subsidiaries. Each of the Companies is a corporation duly organized, validly existing and in good standing under the Laws of their respective states of incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Subsidiaries of the Companies is a legal entity duly formed or organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction of its formation or organization, except, in the case of good standing, where the failure to be in good standing would not reasonably be expected to materially adversely impact the business and operations of such Subsidiary. Each of the Subsidiaries has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Companies and each of their respective Subsidiaries are licensed or qualified to do business, and the Companies and each of their respective Subsidiaries are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by them or the operation of their business as currently conducted makes such licensing or qualification necessary. Any corporate actions taken by any of the Companies or any of their Subsidiaries in connection with this Agreement and the Ancillary Documents shall have been duly authorized on or prior to the Closing.

Section 3.03       Capitalization.

(a)               All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Purchased Shares, and Holdings shall own all of the Contributed Shares, free and clear of all Encumbrances.

(b)               All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Sellers or any of the Companies are a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any of the Companies or its Subsidiaries or obligating the Sellers or any of the Companies or its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any of the Companies or its Subsidiaries. Each of the Companies and their Subsidiaries does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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(d)               Section 3.03(d) of the Disclosure Schedules sets forth a complete list of each Subsidiary of each of the Companies, together with (i) such Subsidiary’s jurisdiction of organization or formation, (ii) the total authorized equity securities of such Subsidiary, and (iii) the ownership of such Subsidiary. Except as set forth on Section 3.03(d) of the Disclosure Schedules, each of the Companies or one or more of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding equity securities of each of the Companies’ Subsidiaries, free and clear of any Encumbrances other than transfer and other restrictions under applicable federal and state securities Laws, and all of such outstanding equity securities or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (to the extent applicable) and free of preemptive and similar rights. None of the issued and outstanding equity securities of any Subsidiary of any of the Companies has been issued in violation of any applicable securities or other Law of any jurisdiction.

Section 3.04       Title to Shares. Each Seller is the lawful record and beneficial owner of, and has good and marketable title to, all of the Shares as set forth opposite such Seller’s name on Schedule II hereto, free and clear of all Encumbrances, and such Seller has the full power and authority to vote such Shares and transfer and otherwise dispose of such Shares and any and all rights and benefits incident to the ownership thereof free and clear of all Encumbrances. There are no Contracts between any Seller and any of the Companies and/or any other Person with respect to the voting, sale or other disposition of such Shares or any other matter relating to such Shares.

Section 3.05       No Conflicts; Consents. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by the each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (b) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any of the Companies and their Subsidiaries; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller, or any of the Companies or its Subsidiaries is a party or by which such Seller or any of the Companies or their Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Companies and their Subsidiaries; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Companies and their Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Companies or their Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 3.06 Financial Statements. Complete copies of each of the Companies and their Subsidiaries’ financial statements consisting of the balance sheet of each of the Companies and their Subsidiaries’ as at December 31, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Companies as at June 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Companies and their Subsidiaries, and fairly present in all material respects the financial condition of the Companies and their Subsidiaries as of the respective dates they were prepared and the results of the operations of the Companies and their Subsidiaries for the periods indicated. The balance sheet of the Companies and their Subsidiaries as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Companies as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Companies maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.07       Undisclosed Liabilities. The Companies and their Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08       Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Companies and their Subsidiaries, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of any of the Companies and their Subsidiaries;

(c)               split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

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(e)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                material change in any method of accounting or accounting practice of any of the Companies’ and their Subsidiaries, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)               material change in any of the Companies’ or their Subsidiaries’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)               transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice and that are revocable by the Companies and their Subsidiaries at their sole discretion;

(l)                 abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)             material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)               any capital investment in, or any loan to, any other Person;

(o)               acceleration, termination, material modification to or cancellation of any Contract (including, but not limited to, any Material Contract) to which any of the Companies or any of their Subsidiaries is a party or by which it is bound;

(p)               any material capital expenditures;

(q)               imposition of any Encumbrance upon the properties, capital stock or assets, tangible or intangible of any of the Companies or their Subsidiaries;

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(r)                (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)                hiring or promoting any person as or to (as the case may be) an officer of any of the Companies or their Subsidiaries or hiring or promoting any employee below the level of an officer of any of the Companies or their Subsidiaries, except to fill a vacancy in the ordinary course of business;

(t)                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)               entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)             adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)               action by any of the Companies or their Subsidiaries to make, change or rescind any Tax election, amend any Tax Return, change an annual Tax accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement or other Contract with respect to Taxes, settle any claim or assessment with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to Taxes or otherwise take any action or omit to take any action or enter into any other transaction that could reasonably be expected to increase the Tax liability or reduce any Tax asset of any of the Companies or any of their Subsidiaries in respect of any Post-Closing Tax Period;

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(aa)            except in each case as may be required by applicable Law, make, revoke, or change any election with respect to income or other material Taxes, or file any amended income or other material Tax Return; or

(bb)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09       Material Contracts.

(a)               Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Companies and their Subsidiaries (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                each Contract of any of the Companies or their Subsidiaries involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by any of the Companies without penalty or without more than ninety (90) days’ notice;

(ii)              all Contracts that require any of the Companies or their Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification by any of the Companies or their Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)             all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any of the Companies or their Subsidiaries is a party;

(vi)            all manufacturing and product assembly Contracts to which any of the Companies or their Subsidiaries is a party;

(vii)          all Contracts that grant most-favored nation pricing rights to any Person relating to any services or products of any of the Companies or their Subsidiaries;

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(viii)        all Contracts pursuant to which any of the Companies or their Subsidiaries could be liable to a third party for consequential, incidental, punitive, special or exemplary damages;

(ix)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any of the Companies or their Subsidiaries is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(x)             except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of any of the Companies or their Subsidiaries;

(xi)             all Contracts with any Governmental Authority to which any of the Companies or their Subsidiaries is a party (“Government Contracts”);

(xii)          all Contracts that limit or purport to limit the ability of any of the Companies or their Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)        any Contracts to which any of the Companies or their Subsidiaries is a party that provide for any joint venture, partnership or similar arrangement by any of the Companies or their Subsidiaries;

(xiv)         all Contracts between or among any of the Companies or their Subsidiaries on the one hand and any Related Party on the other hand (each, an “Affiliate Agreement”);

(xv)           all Contracts that include a change of control, sale, or retention bonus or similar payment, commitment or arrangement;

(xvi)         all collective bargaining agreements or Contracts with any Union to which any of the Companies or their Subsidiaries is a party;

(xvii)        any power of attorney;

(xviii)       any Contract not made in the ordinary course of business; and

(xix)         any Contract (other than as set forth above) that (A) is material to any of the Companies or their Subsidiaries and not previously disclosed pursuant to this Section 3.09 or (B) if breached, terminated or not renewed would have a Material Adverse Effect.

(b)               Each Material Contract is valid and binding on the applicable Company and its Subsidiaries in accordance with its terms and is in full force and effect. None of the Companies, their respective Subsidiaries or, to the Sellers’ Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.

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No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer Parties.

Section 3.10       Title to Assets; Real Property.

(a)               The Companies and their respective Subsidiaries have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. To the Sellers’ Knowledge, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)               those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)              liens for Taxes not yet due and payable;

(iii)            mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business which are not, individually or in the aggregate, material to the business of the Companies and their Subsidiaries; or

(iv)          easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Companies and their Subsidiaries.

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(b)               Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Companies or their Subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property (each such lease, sublease, being referred to herein as a “Real Property Lease,” and collectively as the “Real Property Leases”); and (iii) the current use of such property. Except as set forth on Schedule 3.10(b), the Real Property Leases are in full force and effect enforceable in accordance with their terms, subject to proper authorization and execution of such Real Property Lease by the other party. The Companies or their Subsidiaries have made available to Buyer true and correct copies of each of such Real Property Leases, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer. Neither the Companies or their Subsidiaries is in default under any of such Real Property Leases and no event has occurred which with the giving of notice or passage of time, or both, would constitute a breach or default under such Real Property Lease. No portion of the Leased Real Property is subject to any pending or threatened condemnation or other similar proceeding. There are no contracts to which the Companies or their Subsidiaries is a party granting to any third party the right of use or occupancy of any portion of the parcels of the Leased Real Property. The Companies or their Subsidiaries have a valid leasehold interest in the Leased Real Property and such interest is not subject to any Liens, other than Permitted Liens. With respect to each Real Property Lease, (i) the Companies’ or their Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and there are no current disputes with respect to such Real Property Lease; (ii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iii) neither the Companies or their Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (iv) such Leased Real Property, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are, in all material respects in reasonable, working condition, subject to normal, scheduled maintenance, are reasonably sufficient for Companies’ operation thereof for its current use, and, there are no material structural or other physical defects or deficiencies in the condition of such improvements, and there are no facts or conditions that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of such improvements or any portion thereof in the operation of the business as currently conducted thereon; (v) to the Sellers’ Knowledge, no work has been performed or is in progress at, and no materials have been furnished to, the Leased Real Property by or on behalf of the Companies or their Subsidiaries in a manner that could reasonably be expected to give rise to Liens (other than Permitted Liens) against the Leased Real Property or any portion thereof; and (viii) neither the Companies or their Subsidiaries has received any written notice from a Governmental Authority which requires the performance of any repairs, alterations or other work to or in the Leased Real Property. The Leased Real Property constitutes all of the real property that is used or occupied in the Business and is sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted prior to Closing. All of the buildings and material structures and improvements located on any of the Leased Real Property are in adequate condition, subject to normal wear and tear, and are free of any significant defect. Each Leased Real Property is supplied with utilities and other services necessary for the operation of the Business as the same is currently operated. Neither any of the Companies nor any of their Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of any of the Companies’ or their Subsidiaries’ business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than any of the Companies or its Subsidiaries. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)               The Companies and their Subsidiaries do not, and have never, owned any Real Property.

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Section 3.11 Condition and Sufficiency of Assets. To the Sellers’ Knowledge, the properties and assets owned, leased or licensed by the Companies and its Subsidiaries constitute all of the assets used in, or necessary for, the Business as currently conducted as of the date hereof and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted as of the date hereof. To the Sellers’ Knowledge, all properties and assets (other than Real Property) that are material to the operation of the Business as it is currently conducted on the date hereof are in good operating condition and repair, subject to normal wear and tear, are adequate for the uses to which they are being put and are free of any significant defects. No Person other than the Companies or their Subsidiaries is engaged in, or owns any asset or property that is used in or necessary for the operation of, the Business. All tangible assets of the Companies and their Subsidiaries are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they have been used by the Companies and their Subsidiaries.

Section 3.12       Intellectual Property.

(a)               Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status (ii) all unregistered Trademarks included in the Company Intellectual Property, (iii) all proprietary Software of the Companies and their Subsidiaries; and (iv) all other Company Intellectual Property material to or used in the business as currently conducted and as proposed to be conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Sellers have provided the Buyer Parties with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)               Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto. The Sellers have provided the Buyer Parties with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Companies and their Subsidiaries in accordance with its terms and is in full force and effect. Neither the Companies, their Subsidiaries nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)               Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Companies and their Subsidiaries are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owners of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Companies and their Subsidiaries has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with any of the Companies or their Subsidiaries whereby such employee or independent contractor (i) acknowledges such Company’s or its Subsidiaries’ exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with such Company or its Subsidiaries; (ii) grants to such Company or its Subsidiaries a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.

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(d)               At no time during the conception of or reduction to practice of any of the Company Intellectual Property was any developer, inventor or other contributor to such Company Intellectual Property operating under any grants from any Governmental Authority or other third Person, performing research sponsored by any Governmental Authority or other third Person or, to the Sellers’ Knowledge, subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party.

(e)               Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each of the Companies’ and their Subsidiaries’ right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(f)                To the Sellers’ Knowledge, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Companies and their Subsidiaries have taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(g)               The conduct of Business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of the Companies and their Subsidiaries, have not, to the Sellers’ Knowledge, infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

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(h)               There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any of the Companies or their Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by any of the Companies or their Subsidiaries or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. The Sellers are not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Companies and their Subsidiaries are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(i)                 The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Companies and their Subsidiaries (“Company Systems”) are (i) reasonably sufficient for the immediate and anticipated needs of the Companies’ and their Subsidiaries’ business (including as to capacity, scalability, and ability to process current and anticipated peak use in a timely manner), (ii) in sufficiently good working condition to perform all information technology operations; and (iii) include sufficient licensed capacity, in each case as necessary for the conduct of the Business as currently conducted. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Companies’ and their Subsidiaries’ business; (ii) loss, destruction, damage, or harm of or to the Companies or their Subsidiaries or their operations, personnel, property, or other assets; or (iii) liability of any kind to the Companies or their Subsidiaries. The Companies and their Subsidiaries have taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Companies and their Subsidiaries (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) act in compliance therewith; and (iii) test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

(j)                 The Companies and their Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Companies and their Subsidiaries or provided by any third party to the Companies and their Subsidiaries (“Confidential Information”). All current and former employees and contractors of the Companies and/or their Subsidiaries and any other third party having access to Confidential Information have executed and delivered to such Company and/or its Subsidiaries a binding written agreement regarding the protection of such Confidential Information. The Companies and their Subsidiaries have implemented and maintains a reasonable security plan for its Confidential Information consistent with industry practices of companies of a similar size offering similar services. To the Sellers’ Knowledge, the Companies and their Subsidiaries have not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Companies’ or their Subsidiaries’ possession, custody or control.

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(k)               To the Sellers’ Knowledge, none of the Software owned or used by the Companies and its Subsidiaries uses, incorporates, interacts with, is a derivative of or has embedded in it any Software that (i) is subject to an “open source,” “copyleft” or other similar type of license (including Software distributed under any license that is listed at the Open Source Initiative’s website at http://www.opensource.org/licenses/index.html, such as for example, GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses) (any such license being referred to herein as an “Open Source License”) that would subject any proprietary source code of the Companies or their Subsidiaries to any license that: (ii) would otherwise require or purport to require the disclosure, public distribution, contribution, licensing or public disclosure of such proprietary source code of the Companies or their Subsidiaries, (iii) create or purport to create any obligations or limitations with respect to the proprietary source code of the Companies or their Subsidiaries, including without limitation on their right to require payments in connection therewith, or (iv) grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property.

(l)               With respect to any Software owned or used by the Companies and their Subsidiaries in any way, each of the Companies and their Subsidiaries has been and is in compliance with all applicable licenses with respect thereto.

(m)             None of the Company Software, as it exists at the time the Companies and their Subsidiaries makes such Company Software available to any third party, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, other than digital rights management mechanisms; or (ii) damaging or destroying any data or file without the user’s consent.

Section 3.13       Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Companies or their Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Companies or their Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Companies and their Subsidiaries, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Companies and their Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 3.14       Customers and Suppliers.

(a)               Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid consideration to the Companies or their Subsidiaries an amount greater than or equal to $75,000 for the previous twelve (12) months (collectively, the “Material Customers”). The Companies and their Subsidiaries have not received any notice, and has no reason to believe, that any of their Material Customers has reduced or ceased, or intends to reduce or cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Company or Subsidiary.

(b)               Section 3.14(b) of the Disclosure Schedule sets forth each supplier to whom the Companies or their Subsidiaries have paid or incurred an obligation to pay aggregate consideration for goods and services rendered in an amount greater than or equal to $75,000 for the previous twelve (12) months (collectively, the “Material Suppliers”). The Companies and their Subsidiaries have not received any notice, and have no reason to believe, that any of their Material Suppliers have reduced or ceased, or intends to reduce or cease after the Closing, to supply goods or services to such Company or Subsidiary or to otherwise terminate or materially reduce its relationship with such Company or Subsidiary.

Section 3.15       Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Companies and their Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Companies and their Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Buyer Parties. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. None of the Sellers nor any of their respective Affiliates (including the Companies and the Subsidiaries) have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Companies and their Subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Sellers nor any of their Affiliates (including the Companies and their Subsidiaries) are in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Companies and their Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Companies or their Subsidiaries are a party or by which it is bound.

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Section 3.16       Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Sellers’ Knowledge, threatened (i) against or by any of the Companies or their Subsidiaries affecting any of its properties or assets (or by or against any of the Sellers or any of their respective Affiliates and relating to the Companies or their Subsidiaries); or (ii) against or by the Companies, their Subsidiaries, any of the Sellers or any of their respective Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There is no Action against any current or, to the Sellers’ Knowledge, former director or employee of any of the Companies or their Subsidiaries with respect to which such Company or Subsidiary has, or is reasonably likely to have, an indemnification obligation.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Companies, their Subsidiaries or any of their properties or assets.

Section 3.17       Compliance With Laws; Permits.

(a)               Except as set forth on Section 3.17(a) of the Disclosure Schedules, the Companies and their Subsidiaries are, and have since their formation, been in compliance with all Laws applicable to them or their business, properties or assets. The Companies and their Subsidiaries have received no notice of, or been charged with, any violation of any Law.

(b)               All Permits required for the Companies or their Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Companies and their Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

(c)               Section 3.17(c) of the Disclosure Schedule lists all consents, authorizations, orders, certifications clearances and approvals applied for or received, or required to be applied for or received, by any Governmental Authority, governing body or the like.

Section 3.18       Environmental Matters. This Section 3.18 together with Sections 3.06, 3.07, 3.09 and 3.16 represent the exclusive representations and warranties of the Sellers concerning Environmental Laws, Environmental Permits, Environmental Notices and Environmental Claims, and no other representations and warranties in this Agreement shall be interpreted to or otherwise deemed to apply to such matters.

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(a)               The Companies and their Subsidiaries are currently in compliance with, and, to Seller’s Knowledge, have been in compliance with, all applicable Environmental Laws, and neither the Companies nor their Subsidiaries nor any Seller have received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Companies and their Subsidiaries have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the current ownership, lease, operation or use of the Business or assets of the Companies or their Subsidiaries and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and none of the Sellers nor the Companies or their Subsidiaries are aware of any condition, event or circumstance relating to such Environmental Permits that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or assets of the Companies as currently carried out. With respect to any such Environmental Permits, each Seller has undertaken, or will undertake, in cooperation with the Buyer Parties and at the Buyer Parties’ expense, prior to the Closing Date, all measures necessary to effectuate transfer of such Environmental Permits, as applicable, and neither the Companies nor their Subsidiaries nor any Seller are aware of any condition, event or circumstance that might prevent or impede the transferability of those Environmental Permits, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)               No real property currently or, to Sellers’ Knowledge, formerly owned or operated by the Companies or their Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no real property currently leased by the Companies or their Subsidiaries is listed on, or has been proposed for listing on any such list.

(d)               There has been (i) no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets by the Companies or their Subsidiaries on any real property currently or formerly owned, operated or leased by the Companies or their Subsidiaries, and (ii) none of the Companies or their Subsidiaries nor any Seller have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Companies or their Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material; in each case which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or the Companies or their Subsidiaries.

(e)               Section 3.18(e) of the Disclosure Schedules contains a complete and accurate list of all active aboveground storage tanks currently owned or operated by, and of all active or abandoned underground storage tanks owned or operated by, the Companies or their Subsidiaries.

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(f)                Section 3.18(f) of the Disclosure Schedules contains a complete and accurate list of the off-site Hazardous Materials treatment, storage, or disposal facilities or locations known to be used by the Companies or their Subsidiaries or any of the Sellers and any predecessors as to which the Companies or their Subsidiaries or any of the Sellers may retain liability, and, to the Knowledge of Sellers, none of the facilities or locations set forth in Section 3.18(f) of the Disclosure Schedules has been placed or proposed for placement on the National Priorities List under CERCLA or any similar state list, and none of the Sellers nor the Companies or their Subsidiaries have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies or their Subsidiaries or any the Seller.

(g)               None of the Sellers nor the Companies or their Subsidiaries have expressly retained or assumed, by contract, any material liabilities or obligations of third parties under Environmental Law.

(h)               The Sellers have provided or otherwise made available to the Buyer Parties and listed in Section 3.18(h) of the Disclosure Schedules the following documents in their possession: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or their Subsidiaries or any currently or formerly owned, operated or leased real property which are in the possession or control of any of the Sellers or the Companies or their Subsidiaries and related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                 None of the Sellers nor the Companies or their Subsidiaries are aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of the Companies or their Subsidiaries as currently carried out.

Section 3.19       Employee Benefit Matters.

(a)               Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, stock option, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Companies or their Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Companies or their Subsidiaries or any spouse or dependent of such individual, or under which the Companies or their Subsidiaries or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). The Companies and their Subsidiaries have separately identified in Section 3.19(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Companies or their Subsidiaries primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

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(b)               With respect to each Benefit Plan, the Sellers have made available to the Buyer Parties accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration or service agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other material written communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, if applicable; (viii) the nondiscrimination tests performed under the Code for the two (2) most recently completed plan years; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan for the three (3) most recently completed plan years.

(c)               Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Sellers’ Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Sellers’ Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Companies or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, the Buyer Parties or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(d)               With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a “multiple employer plan” subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(e)               Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Companies or their Subsidiaries or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Companies and their Subsidiaries have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)                Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Companies nor their Subsidiaries nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(g)               There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(h)               There has been no amendment to, announcement by the Sellers, the Companies or their Subsidiaries or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Sellers, the Companies or their Subsidiaries, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Companies and their Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)                 Each individual who is classified by the Companies or their Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)               Except as provided on Section 3.19(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Companies or their Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Companies or their Subsidiaries to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Sellers have made available to the Buyer Parties true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

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(l)                 The Companies and their Subsidiaries are in compliance, with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local Law. No excise tax, assessment, penalty, or assessable payment (under Sections 4980D and 4980H of the Code or any applicable state or local legal requirement) is outstanding, has accrued, has arisen, or has been assessed with respect to any period prior to the Closing by virtue of the Companies’ or their Subsidiaries’ failure to (a) offer “minimum essential coverage” to full-time employees and their dependents under an “eligible employer-sponsored plan,” each within the meaning of Code §5000A(f)(1)(B); (b) offer coverage that is “affordable” or provides “minimum value,” each within the meaning of Code §36B(c)(2)(C) and §4980H(b) and related regulations; or (c) offer, pay for, or otherwise subsidize group health plan or other welfare benefits coverage required by any applicable state or local legal requirement. The Companies and their Subsidiaries have maintained, in all material respects, all records necessary to demonstrate its compliance with the ACA and any other similar state or local Law. The Companies and their Subsidiaries have timely and correctly made all filings with governmental agencies, and distributed all notices, forms and disclosures to individuals, in each case as required under the ACA or state or local Law, as the case may be.

Section 3.20       Employment Matters.

(a)               Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Companies or their Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, or on furlough, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Companies or their Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Companies or their Subsidiaries with respect to any compensation, commissions, bonuses or fees.

(b)               The Companies and their Subsidiaries are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Companies or their Subsidiaries, and, to the Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Companies or their Subsidiaries or any of their employees. The Companies and their Subsidiaries have no duty to bargain with any Union.

(c)               The Companies and their Subsidiaries have and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Companies or their Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Companies or their Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

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(d)               The Companies and their Subsidiaries are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(e)               In the three (3) year period preceding the Closing Date, there are no and have not been any Actions against the Companies or their Subsidiaries, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Companies or their Subsidiaries, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(f)                The Companies and their Subsidiaries have no plans to undertake, and has not within the past two (2) years taken, any action that would trigger the WARN Act.

(g)               With respect to each Government Contract, the Companies and their Subsidiaries are and have been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Companies and their Subsidiaries maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Companies and their Subsidiaries are not, and have not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Companies and their Subsidiaries have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

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Section 3.21       Taxes.

(a)               All Tax Returns required to be filed on or before the Closing Date by each of the Companies and each of their Subsidiaries have been timely filed (after giving effect to any valid extensions of time within which to file such Tax Returns). Such Tax Returns are, true, correct and complete in all material respects. All Taxes due and owing by each of the Companies and their Subsidiaries (whether or not shown on any Tax Return) have been timely paid. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Companies or their Subsidiaries.

(b)               Each of the Companies and their Subsidiaries have timely withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               To Sellers’ Knowledge, no claim has been made by any taxing authority in any jurisdiction where any of the Companies or its Subsidiaries does not file Tax Returns that such Company or any of its Subsidiaries is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given that remain in effect or requested (to the extent such requests are pending and have not been withdrawn) with respect to any Taxes of any of the Companies and their Subsidiaries.

(e)               The amount of the Liability for unpaid Taxes of each of the Companies and their Subsidiaries for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements of such Company. The amount of the Liability for unpaid Taxes of each of the Companies and their Subsidiaries for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of each of the Companies and their Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                Section 3.21(f) of the Disclosure Schedules sets forth: (i) the taxable years of the each of the Companies and their Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g)               None of the Companies have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)               All deficiencies asserted, or assessments made, against any of the Companies or their Subsidiaries as a result of any examinations by any taxing authority have been fully paid. The Companies and their Subsidiaries are not a party to any Action by any taxing authority. There are no pending or, to the Sellers’ Knowledge, threatened Actions by any taxing authority against any of the Companies or any of their Subsidiaries.

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(i)                 The Sellers have delivered to the Buyer Parties copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each of the Companies and their Subsidiaries for all Tax periods ending after December 31, 2017.

(j)                 The Companies and their Subsidiaries are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any loan, real or personal property rental, service or other commercial agreement entered into in the ordinary course of business and the primary purpose of which is not indemnification for, or sharing or allocation of, Taxes).

(k)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Companies or their Subsidiaries.

(l)                 None of the Companies nor any of their Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of the Companies nor any of their Subsidiaries has any Liability for Taxes of any Person (other than such Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)             None of Holdings, Buyer or any of their Affiliates (including, after the Closing, the Companies and their Subsidiaries) will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; (v) any election under Section 108(i) of the Code; or (vi) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) existing, in each case, on or prior to the Closing.

(n)               None of the Companies nor any of their Subsidiaries have been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o)               None of the Companies nor any of their Subsidiaries are or have been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

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(p)               To the Sellers’ Knowledge, each of the Companies and their Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law.

(q)               Section 3.21(q) of the Disclosure Schedules sets forth all foreign jurisdictions in which each of the Companies or their Subsidiaries are subject to Tax, is engaged in business or has a permanent establishment. None of the Companies nor any of their Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. None of the Companies nor any of their Subsidiaries has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r)                Neither any of the Companies nor any of their Subsidiaries are a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(s)                Neither any of the Companies nor any of their Subsidiaries is subject to Taxes in any jurisdiction outside of its country of organization by virtue of having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdiction.

(t)                 None of Holdings, Buyer or any of their Affiliates (including, after the Closing, the Companies or any of their Subsidiaries) shall incur, or otherwise suffer CARES Act Impacted Taxes.

Section 3.22       Books and Records. The minute books and stock record books of the Companies and their Subsidiaries, all of which have been made available to the Buyer Parties, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Companies and their Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Companies and their Subsidiaries, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies and their Subsidiaries.

Section 3.23       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Companies or their Subsidiaries or any of the Sellers.

Section 3.24       Privacy.

(a)               The Companies and their Subsidiaries have provided sufficient disclosure in their external privacy policies (accurate copies of all versions of which has been made available to the Buyer Parties) about their privacy practices, including providing any type of notice and obtaining any type of consent required by applicable Law, in connection with the Companies’ and their Subsidiaries’ collection, use and disclosure of any Personal Data. To the Sellers’ Knowledge, such disclosures have not contained any material omissions or errors. The Companies’ and their Subsidiaries’ privacy policies and related practices are consistent with standards that are customary in the industry. The Companies and their Subsidiaries have: (a) complied with its privacy policies in all material respects; (b) complied with all applicable Laws in all material respects governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of any data or information, including Personal Data that is possessed by or otherwise controlled by Companies or their Subsidiaries that is the confidential or proprietary information of the Companies and their Subsidiaries or any third party or which is subject to any applicable Law (collectively, “Information”); (c) in connection with each third party servicing, outsourcing, or similar arrangement involving the collection, storage, processing, disclosure or transfer of Information, contractually obligated such service provider to (i)  use commercially reasonable measures to protect, and secure from loss, damage, unauthorized access, use, disclosure, modification, or any other misuse, Information; (ii) restrict use of Information to those authorized or required under the servicing, outsourcing, or similar arrangement, and (iii) certify or guarantee the return or adequate disposal of Personal Data following the termination of the Companies’ or their Subsidiaries’ relationship with such service provider; and (c) taken commercially reasonable measures to ensure that all Personal Data is protected against loss, damage, and unauthorized access, use, disclosure, modification, or other misuse.

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(b)               To the Sellers’ Knowledge, there has not been any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Information or any other Information that is possessed by or otherwise controlled by the Companies or their Subsidiaries. The Companies and their Subsidiaries are not in breach of any Contract pertaining to the collection, storage, processing, disclosure or transfer of Information. No claims have been asserted or threatened, or are reasonably expected to be asserted or threatened, with respect to any Personal Data in the possession of the Companies or their Subsidiaries. The execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not violate any privacy policy of the Companies and their Subsidiaries, Contract to which the Companies or their Subsidiaries are bound or Law relating to the use, dissemination, or transfer of any Information. For the avoidance of doubt, the term “privacy” as used in this Section 3.24 includes the concepts of data protection and data security.

Section 3.25       Bank Accounts. Section 3.25 of the Disclosure Schedules sets forth a true and complete list of all of the bank accounts of the Companies and their Subsidiaries (the “Bank Accounts”), including the account number, account name, bank name, bank address and authorized signatories for each Bank Account.

Section 3.26       Related Party Transactions.

(a)               No Related Party owns or has rights in respect of any property, rights or assets used in the business of the Companies or their Subsidiaries.

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(b)               All Affiliate Agreements and all transfer pricing arrangements and transactions between the Companies or their Subsidiaries, on the one hand, and a Related Party, on the other hand, are, during the period covered by the Financial Statements and at all times since such period have been, on arm’s length terms.

(c)               No Related Party has any claim or cause of action against the Companies and no facts or circumstances exist that could give rise to such claim or cause of action.

(d)               No Related Party (i) is a competitor of, or a party to (other than in such Person’s capacity as a Related Party) any transaction, Contract or other arrangement with the Companies, (ii) serves as an officer, director or manager or in an another similar capacity, or is an equityholder of any Person whose business competes with the business of the Companies or any Person that has a contract with the Companies or (iii) owns directly or indirectly on an individual or joint basis, any capital stock or other equity interests in any Person whose business competes with the business of the Companies or any Person that has a Contract with the Companies.

Section 3.27       Investment Purpose. The Sellers are acquiring the Exchanged Shares solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Sellers acknowledge that the Exchanged Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Exchanged Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.28       Cannabis. Except as set forth on Section 3.28 of the Disclosure Schedules, the Companies and their Subsidiaries do not sell any products or provide any services directly to any cannabis growers.

Section 3.29       Matters Relating to PPP Loan. Each of the Companies that received a PPP Loan was eligible to receive a PPP Loan under the PPP Regulations. The amounts of the PPP Loans were calculated in accordance with and conforms to the PPP Regulations. All proceeds of the PPP Loans were used in accordance with the PPP Regulations. None of the Companies is in default under the PPP Loans or any PPP Loan Documents. None of the Companies or their Subsidiaries made any material misstatements or omissions with respect to any certifications, attestations or representations under any PPP Loan Documents. Each of the PPP Loans was forgiven in full. None of the Companies or their Subsidiaries has received any written notice or other indication that the Small Business Administration or any other Governmental Authority has requested any information from any PPP Lender concerning any PPP Loan or with respect to the Companies or their Subsidiaries or is otherwise undertaking any audit or review of the Companies or their Subsidiaries or the PPP Loans.

Section 3.30       Full Disclosure. No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer Parties pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance which the Sellers have not disclosed to the Buyer Parties which could reasonably be expected to have a Material Adverse Effect.

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ARTICLE 4
Representations and warranties of THE BUYER PARTIES

The Buyer Parties hereby jointly and severally represent and warrant to Sellers that the statements contained in this ARTICLE 4 are true and correct as of the date hereof.

Section 4.01       Organization and Authority.

(a)               Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of the Buyer Parties has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer Parties of this Agreement and any Ancillary Document to which such Buyer Party is a party, the performance by the Buyer Parties of its obligations hereunder and thereunder and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer Parties. This Agreement has been duly executed and delivered by the Buyer Parties and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Buyer Parties enforceable against the Buyer Parties in accordance with its terms. When each Ancillary Document to which any Buyer Party is or will be a party has been duly executed and delivered by such Buyer Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Buyer Party enforceable against it in accordance with its terms.

(b)               No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by the Buyer Parties in connection with the execution, delivery, and performance by the Buyer Parties of this Agreement or the consummation by the Buyer Parties of the transactions contemplated hereby.

Section 4.02       Exchanged Shares. Each of the Exchanged Shares has been duly authorized, validly issued and is fully paid and nonassessable. All of the Exchanged Shares will be issued in compliance with applicable Laws.

Section 4.03       Absence of Certain Changes or Events. Since December 31, 2020, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Holdings and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04       No Conflicts; Consents. The execution, delivery and performance by the Buyer Parties of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Buyer Parties; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer Parties; or (c) require the consent, notice or other action by any Person under any Contract to which any Buyer Party is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer Parties in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 4.05       Compliance; Permits.

(a)               The Buyer Parties and each of their Subsidiaries are and, since December 31, 2020, have been in compliance with, all Laws or orders applicable to the Buyer Parties or their Subsidiaries or by which the Buyer Parties or any of their Subsidiaries or any of their respective businesses or properties are bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2020, no Governmental Authority has issued any notice or notification stating that any of the Buyer Parties or any of their Subsidiaries are not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               The Buyer Parties and their Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Buyer Parties or any of their Subsidiaries is pending or, to the Buyer Parties’ Knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer Parties and each of their Subsidiaries are and, since December 31, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06       Investment Purpose. The Buyer Parties are acquiring the Shares solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer Parties acknowledge that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.07       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer Parties.

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Section 4.08       Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.09       Legal Proceedings. There are no Actions pending or, to the Buyer Parties’ Knowledge, threatened against or by the Buyer Parties or any of their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE 5
COVENANTS

Section 5.01       Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Companies to (x) conduct the Business in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to maintain and preserve intact the current organization and franchise of the Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)               cause the Companies to preserve and maintain all of their Permits;

(b)               cause the Companies to pay their debts, Taxes and other obligations when due;

(c)               cause the Companies to maintain the properties and assets owned, operated or used by the Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)               cause the Companies to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)               cause the Companies to defend and protect their properties and assets from infringement or usurpation;

(f)                cause the Companies to perform all of their obligations under all Contracts relating to or affecting its properties, assets or business;

(g)               cause the Companies to maintain their books and records in accordance with past practice;

(h)               cause the Companies to comply in all material respects with all applicable Laws; and

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(i)                 cause the Companies not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02       Access to Information. From the date hereof until the Closing, each Seller shall, and shall cause the Companies to, (a) afford Buyer Parties and their Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Companies or their Subsidiaries; (b) furnish Buyer Parties and their Representatives with such financial, operating and other data and information related to the Companies or their Subsidiaries as Buyer Parties or any of their Representatives may reasonably request; and (c) instruct the Representatives of each Seller and the Companies, as applicable, to cooperate with Buyer Parties in their investigation of the Companies or their Subsidiaries. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Seller or the Companies. No investigation by Buyer Parties or other information received by Buyer Parties shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by each Seller in this Agreement.

Section 5.03       Confidentiality. From and after the Closing, the Sellers shall, and shall cause their respective Related Parties to, hold, and shall use reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies and their Subsidiaries or the Buyer Parties, except to the extent that the Sellers can show that such information (a) is generally available to and known by the public through no fault of the Sellers, any of their Related Parties or their respective Representatives; or (b) is lawfully acquired by the Sellers, any of their Related Parties or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Sellers or any of their respective Related Parties or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Sellers shall promptly notify the Buyer Parties in writing and shall disclose only that portion of such information which the Sellers are advised by counsel in writing is legally required to be disclosed, provided, that the Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04       Non-Competition; Non-Solicitation.

(a)               For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall cause each of their respective Related Parties not to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Companies or their Subsidiaries and its customers or suppliers or other business relations of the Companies and their Subsidiaries. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b)               During the Restricted Period, each Seller shall not, and shall cause each of their respective Related Parties not to, directly or indirectly, hire/engage or solicit or attempt to hire/engage or solicit any employee or service provider of the Companies or their Subsidiaries or encourage any such employee or service provider to leave such employment/engagement or hire/engage any such employee or service provider who has left such employment/engagement, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.04(b) shall prevent any Seller or any of their respective Related Parties from hiring any employee or service provider whose employment was terminated more than one (1) year prior to the date of hiring/engagement.

(c)               During the Restricted Period, each Seller shall not, and shall cause each of their respective Related Parties not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Companies or their Subsidiaries or potential clients or customers of the Companies or their Subsidiaries for purposes of diverting their business or services from the Companies or their Subsidiaries.

(d)               Each Seller acknowledges that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to the Buyer Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, the Buyer Parties shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)               Each Seller acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of the Buyer Parties and constitute a material inducement to Buyer Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.05       Employment Matters.

(a)               Subject to the terms of the applicable Benefit Plan of the Buyer Parties and all applicable Laws, the Buyer Parties shall use commercially reasonable best efforts to (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Companies’ or their Subsidiaries’ employees under any Benefit Plan of the Buyer Parties that is a welfare benefit plan in which such Company or Subsidiary employees may be eligible to participate after the Closing and (y) provide each employee of the Companies and their Subsidiaries with credit for any co-payments and deductibles paid during the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any Benefit Plans of the Buyer Parties that are welfare plans in which the employee of the Companies or their Subsidiaries is eligible to participate after the Closing.

(b)               Nothing in this Section 5.05 shall (i) be construed as an amendment or other modification of any Benefit Plan, (ii) give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of the Buyer Parties, the Companies or their Subsidiaries or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan.

Section 5.06       Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of one (1) year after the Closing, the Buyer Parties shall:

(i)                 retain the books and records (including personnel files) of the Companies and their Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies and their Subsidiaries; and

(ii)              upon reasonable notice, afford the Representatives of the Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE 6.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by the Buyer Parties or the Companies or their Subsidiaries after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Sellers shall:

(i)                 retain the books and records (including personnel files) of the Sellers which relate to the Companies and their Subsidiaries and their operations for periods prior to the Closing; and

(ii)              upon reasonable notice, afford the Representatives of the Buyer Parties or the Companies reasonable access (including the right to make, at the Buyer Parties’ expense, photocopies), during normal business hours, to such books and records;

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provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE 6.

(c)               Neither the Buyer Parties nor the Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.06 where such access would violate any Law.

Section 5.07       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that, the Buyer Parties shall be permitted to disclose any information in the ordinary course to the direct or indirect members, managers or other holders of equity securities of Holdings.

Section 5.08       Release. In further consideration of the transactions contemplated hereby, effective as of the Closing, each Seller, on behalf of itself and its predecessors and assigns, hereby irrevocably and unconditionally releases, waives and holds each of the Companies, the Buyer Parties, their respective Affiliates and Subsidiaries, predecessors and assigns, and their respective managers (or persons in similar positions), officers, employees, shareholders, equity holders and agents harmless from and against any and all claims of any nature (the “Seller Claims”) arising on or prior to the Closing (the “Release”), but excluding any Sellers’ rights under this Agreement or any Ancillary Document. It is further agreed and understood that this Release is a full and final release of all the Seller Claims, whether known or unknown, fixed or contingent, manifested or un-manifested. Each Seller hereby waives the protection of any provision of any law that would operate to preserve claims that are unknown as of the Closing Date or any other time. Notwithstanding the foregoing, nothing set forth herein shall waive any of each Sellers’ rights to: (i) any normal, recurring ordinary course wages or accrued employment benefits or like payments or benefits arising out of their services to the Companies prior to the Closing Date, or (ii) any claim that cannot be waived by law.

Section 5.09       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 6
Tax matters

Section 6.01       Tax Returns.

(a)               Each of the Companies shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by such Company and each of its Subsidiaries (taking into account any extension properly obtained) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the applicable Company and its Subsidiaries with respect to such items, except as otherwise required by applicable Law.

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(b)               Sellers’ Representative shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies or their Subsidiaries for all taxable periods ending on or prior to the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice of the applicable Company and its Subsidiaries (unless otherwise required by Law). Sellers’ Representative shall submit such Tax Return to the Buyer (together with schedules, statements and, to the extent requested by the Buyer, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify the Sellers’ Representative in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by the Sellers’ Representative of such notice, the disputed items shall be resolved by the Independent Accountant, and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Sellers’ Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Sellers’ Representative.

(c)               Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies and their Subsidiaries after the Closing Date with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”). Any such Tax Return shall be prepared in a manner consistent with past practice of the applicable Company and its Subsidiaries (unless otherwise required by Law). Buyer shall submit such Tax Return to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify the Buyer in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Sellers’ Representative and the Buyer shall negotiate in good faith and use its reasonable best efforts to resolve such items. If Sellers’ Representative and the Buyer are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accountant, and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Sellers’ Representative.

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(d)               In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (x) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (y) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.02       Contests. Holdings agrees to give written notice to the Sellers’ Representative of the receipt of any written notice by the Companies or their Subsidiaries, Holdings or any of Holdings’ Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Holdings pursuant to Section 8.02(g) (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Holdings’ right to indemnification hereunder as long as such failure did not materially impair the ability of Sellers’ Representative to contest or defend such tax Claim. Sellers’ Representative shall control the contest or resolution of any Tax Claim relating to a taxable period ending on or prior to the Closing Date; provided, however, that Sellers’ Representative shall obtain the prior written consent of the Holdings (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided further, that the Holdings shall be entitled to participate (at the sole cost and expense of the Holdings) in the defense of such claim and to employ counsel of its choice. Holdings shall control the contest or resolution of any Tax Claim relating to a Straddle Period; provided, however, that Holdings shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided further, that the Sellers’ Representative shall be entitled to participate (at the sole cost and expense of the Sellers’ Representative) in the defense of such claim and to employ counsel of its choice.

Section 6.03       Cooperation and Exchange of Information. The Sellers’ Representative and Holdings shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE 6 or in connection with any audit or other proceeding in respect of Taxes of the Companies or their Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers’ Representative and Holdings shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies or their Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies or their Subsidiaries for any taxable period beginning before the Closing Date, the Sellers’ Representative or Holdings (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.04       Transfer Tax. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents, including any real property transfer Tax and any other similar Tax (“Transfer Tax”) shall be borne and paid 50% by the Sellers and 50% by Buyer when due. The Sellers’ Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Holdings shall cooperate with respect thereto as necessary).

Section 6.05       Intended Tax Treatment. The Parties intend to treat both the Contribution and the Sale as a taxable sale by the Sellers of their shares in the Companies.

Section 6.06       Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to Section 8.02(g) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07       Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this ARTICLE 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 6.08       Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE 8 may overlap with an obligation or responsibility pursuant to this ARTICLE 6, the provisions of this ARTICLE 6 shall govern.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.01       Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)               All consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05, in each case, in form and substance reasonably satisfactory to Buyer, shall have been obtained, and no such consent, authorization, order and approval shall have been revoked.

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Section 7.02       Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment unless waived in writing, at or prior to the Closing, of each of the following conditions:

(a)               Other than the Fundamental Representations, the representations and warranties of any Seller and/or the Companies contained in this Agreement and the Ancillary Documents and any certificate or other writing delivered pursuant hereto or thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Each Seller shall have duly performed and complied in all material respects with all agreements, covenants (including but not limited to those listed in ARTICLE 5) and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, such Seller shall have performed such agreements, covenants and conditions as so qualified, in all respects.

(c)               The Buyer Parties shall have received a certificate, dated the Closing Date and signed by (i) a duly authorized officer of IGE and (ii) the Sellers’ Representative, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d)               No Action shall have been commenced against the Buyer Parties, any Seller, the Sellers’ Representative or the Companies or their Subsidiaries, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)               All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Buyer Parties at or prior to the Closing.

(f)                From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

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(g)               The Ancillary Documents (including but not limited to this Agreement, the Escrow Agreement, and the Key Employment Agreements) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer Parties.

(h)               At least three (3) Business Days before Closing, the Sellers’ Representative shall have delivered to the Buyer Parties the Closing Certificate.

(i)                 The Companies shall have delivered to the Buyer Parties the Estimated Closing Working Capital Statement contemplated in Section 2.06(a)(ii).

(j)                 The Sellers’ Representative shall have delivered to the Buyer Parties a good standing certificate (or its equivalent) for the Companies and their Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Companies is organized.

(k)               The Buyer Parties shall have received from each of the Sellers a certificate of non-foreign status satisfying the requirement of Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2(b)(2).

(l)                 The Companies shall have delivered written releases of all Encumbrances (other than Permitted Encumbrances) on any assets or properties of the Companies and their Subsidiaries (in form and substance reasonably satisfactory to the Buyer Parties).

(m)             The Buyer Parties shall have received from the Companies and their Subsidiaries all of the business records (including the books and records).

(n)               All options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Companies and their Subsidiaries shall have been terminated as of the Closing.

(o)               The Companies and their Subsidiaries shall obtain and cause to be delivered to the Buyer Parties at the Closing, payoff letters (and Form UCC-3s, as applicable) in such forms as the Buyer Parties shall reasonably request with respect to any Indebtedness of the Companies and their Subsidiaries then outstanding, which Indebtedness is accurately and completely described in Section 7.02(p) of the Disclosure Schedules, which payoff letter(s) shall in each case have been executed and delivered by the obligee with respect to such Indebtedness.

(p)               Each Seller shall have delivered, or caused to be delivered, to the Buyer Parties or its Representatives, certificates evidencing the Shares, free and clear of Encumbrances (except for Permitted Encumbrances), duly endorsed in blank or accompanied by transfer powers or other instruments of transfer duly executed in blank or such other evidence of transfer of the Shares as is acceptable to the Buyer Parties.

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(q)               The Sellers shall have delivered to Buyer resignations of each officer and director of the Companies.

(r)                Holdings shall have obtained all requisite shareholder approvals for the issuance of the Exchanged Shares.

(s)                The approval of the listing of the Exchanged Shares on the Nasdaq Global Select Market shall have been obtained.

(t)                 The GAAP audit of the Companies for fiscal years 2019 and 2020 (including an unqualified opinion of the auditor with respect to such audit) by an auditor mutually agreed upon by the Parties or the Public Company Accounting Oversight Board shall have been completed (the “Audit”).

(u)               The Sellers, the Sellers’ Representative and/or the Companies and their Subsidiaries shall have delivered to the Buyer Parties such other documents or instruments as the Buyer Parties reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03       Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the representations and warranties of the Buyer Parties contained in Section 4.01 and Section 4.04, the representations and warranties of the Buyer Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Buyer Parties contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               The Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer Parties shall have performed such agreements, covenants and conditions as so qualified, in all respects.

(c)               The Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer Parties that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

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(d)               No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)               The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Sellers’ Representative.

(f)                Buyer shall have delivered to the Sellers’ Representative cash in an amount equal to the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by the Sellers’ Representative in a written notice to the Buyer Parties.

(g)               Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Companies or their Subsidiaries to such holder of outstanding Indebtedness as set forth on the Closing Certificate.

(h)               Buyer shall have delivered, by wire transfer of immediately available funds, that amount of Transaction Expenses due and owing from the Companies or their Subsidiaries to the applicable accounts as set forth on the Closing Certificate.

ARTICLE 8
Indemnification

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to ARTICLE 6) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.23, Section 4.01, Section 4.02, and Section 4.07 (collectively, the “Fundamental Representations”), and Section 3.21 shall survive the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), or if there is no applicable statute of limitations, in perpetuity. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE 6 which are subject to ARTICLE 6) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02       Indemnification By the Sellers. Subject to the other terms and conditions of this ARTICLE 8, the Sellers shall, jointly and severally, indemnify and defend each of the Buyer Entities and their Affiliates (including the Companies and their Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)               any inaccuracy in or breach of any of the representations or warranties of the Sellers and the Companies contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Sellers or the Companies pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE 6), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers or the Companies pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE 6, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE 6);

(c)               any Liabilities based upon, resulting from or arising out of the business, operations, properties, assets or other obligations of the Companies or any of their Affiliates or Subsidiaries conducted, existing or arising on or prior to the Closing, except those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date;

(d)               any Transaction Expenses or Indebtedness of the Companies or their Subsidiaries outstanding, or any other fees, expenses or other payments incurred or owed by the Companies or the Subsidiaries as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.02(c);

(e)               any other Liabilities and matters set forth on Schedule 8.02(e).

(f)                any claims brought by any former equityholder of the Companies or their Subsidiaries;

(g)               without duplication, (A) any Tax imposed on any of the Companies or any of its Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date, (B) any Tax imposed on any member of an affiliated, combined, consolidated, or unitary group of which any of the Companies or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar State, local, or non-U.S. Tax Law), (C) any Tax of any Person for which any of the Companies or any of its Subsidiaries is liable as a transferee or successor, by contract, pursuant to any applicable Laws or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date, (D) any Transfer Taxes payable by the Sellers under Section 6.04, (E) any payroll Taxes with respect to amounts payable to Sellers pursuant to this Agreement, (F) CARES Act Impacted Taxes, (G) any and all Taxes resulting from a breach of a covenant of the Sellers or the Sellers’ Representative contained in ARTICLE 6, (H) any withholding Taxes with respect to any payments under this Agreement, and (I) any and all Taxes imposed on the Sellers resulting from or attributable to the transactions contemplated under this Agreement;

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(h)               any proceeding arising out of, relating to or resulting from any of the matters described in this Section 8.02.

Section 8.03       Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE 8, Buyer shall indemnify and defend each Seller and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer Parties pursuant to this Agreement (other than ARTICLE 6, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE 6).

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $400,000 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $5,800,000 (the “Cap”); provided, however, notwithstanding the foregoing, the aggregate amount of all Losses for which the Sellers shall be liable pursuant to a breach of Fundamental Representation shall not exceed the Purchase Price.

(b)               Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, or for fraud or intentional misrepresentation. Further, for the sake of clarity, the limitations set forth in Section 8.04(a) shall not apply to Losses resulting from, arising out of, or based upon Sections 8.02(b), (c), (d), (e), (f), (g) and (h).

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(d)               For purposes of this ARTICLE 8, any inaccuracy in or breach of any representation or warranty, and the extent of any Losses pursuant thereto, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05       Indemnification Procedures. The party making a claim under this ARTICLE 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE 8 is referred to as the “Indemnifying Party”.

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if one or more the Sellers or their respective Affiliates together constitute the Indemnifying Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Companies or their Subsidiaries, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and the Buyer Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of ARTICLE 5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within ten (10) days and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)               Direct Claims. Any Action involving an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ or their Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Companies or their Subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE 6) shall be governed exclusively by ARTICLE 6 hereof.

(e)               Where any notice is required to be provided to, or any consent is required to be received from, one or more of the Sellers pursuant to this Section 8.05, such requirement(s) may be satisfied by providing notice to, or by receiving consent from, the Sellers’ Representative in lieu thereof.

Section 8.06       Payments; Injunctive Relief.

(a)               Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 8, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)               Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE 8 shall be satisfied: (i) first, from the Indemnity Escrow Fund; and (ii) second, subject to the limitations described in Section 8.04, including the Cap (if applicable), to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee from the Indemnity Escrow Fund, from the Sellers, who shall be jointly and severally liable for any such amounts.

(c)               Notwithstanding the foregoing provisions in this Section 8.06, the parties acknowledge and agree that irreparable damage would occur if this Agreement were not performed by each Seller in accordance with their specific terms or were otherwise breached. Accordingly, the Buyer Parties may seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by any Seller and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which the Buyer Parties are entitled at law or in equity.

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(d)               Where any notice is required to be provided to, or any consent is required to be received from, one or more of the Sellers pursuant to this Section 8.06, such requirement(s) may be satisfied by providing notice to, or by receiving consent from, the Sellers’ Representative in lieu thereof.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09       Exclusive Remedies. Subject to Section 2.06(b), Section 5.04 and Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE 6 and this ARTICLE 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE 6 and this ARTICLE 8. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE 9
SELLERS’ REPRESENTATIVE

Section 9.01       Sellers’ Representative. Each Seller hereby appoints, authorizes and empowers Christopher Mayer to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Sellers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Sellers, at any time, in connection with, and that may be deemed by the Sellers’ Representative to be necessary or appropriate to accomplish the intent and implement the provisions of, this

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Agreement, and to facilitate the consummation of the transactions contemplated hereby. By executing this Agreement, the Sellers’ Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the power to take any of the following actions on behalf of the Sellers: (i) to give and receive notices, communications and consents under this Agreement and any Ancillary Documents; (ii) to receive and facilitate distribution of payments pursuant to this Agreement and any Ancillary Documents; (iii) to waive, modify or amend any provision of this Agreement and any Ancillary Documents; (iv) to assert any claim or institute any Action; (v) to investigate, defend, contest or litigate any Action initiated by any Person against the Sellers’ Representative or any Seller under this Agreement and any Ancillary Documents, as the Sellers’ Representative, in his or her sole discretion, may deem necessary or desirable; (vi) to receive process on behalf of any Seller in any such Action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and any Ancillary Documents, as the Sellers’ Representative, in his or her sole discretion, may deem necessary or desirable; (viii) to negotiate and enter into settlements with respect to any indemnification claims arising under this Agreement and any Ancillary Documents, as the Sellers’ Representative, in his or her sole discretion, may deem necessary or desirable; (ix) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and any Ancillary Documents as the Sellers’ Representative, in his or her sole discretion, may deem necessary or desirable; (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, assignments, letters and other writings, (xi) engage, at the Sellers’ expense, attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in his or her sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Agreement.

Section 9.02       Reliance. The appointment of the Sellers’ Representative by each Seller is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of such Seller). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, managers, successors and assigns of each Seller. All decisions of the Sellers’ Representative shall be final and binding on all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Buyer Parties shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Sellers’ Representative and any document executed by the Sellers’ Representative on behalf of any such Seller and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. If the Sellers’ Representative ceases to serve in such capacity, for any reason, such Person shall designate his or her successor, who shall initially be Bruce Zierk. Failing such designation within ten (10) Business Days after the Sellers’ Representative has ceased to serve, Buyer shall appoint a successor.

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Section 9.03       No Liability.

(a)               The Sellers’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Sellers arising out of any act done or omitted by the Sellers’ Representative in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

(b)               The Buyer Parties shall not be responsible for any loss suffered by, or liability of any kind to, the Sellers arising out of any act done or omitted by the Sellers’ Representative in connection with the administration of the Sellers’ Representative’s duties hereunder.

ARTICLE 10
Termination

Section 10.01   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of the Buyer Parties and the Sellers’ Representative;

(b)               by the Buyer Parties by written notice to the Sellers’ Representative if:

(i)              the Buyer Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller, the Sellers’ Representative or the Companies or their Subsidiaries pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 7 and such breach, inaccuracy or failure has not been cured within ten (10) days of receipt by the Sellers’ Representative of written notice of such breach from the Buyer Parties; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 2, 2021, unless such failure shall be due to the failure of the Buyer Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by the Sellers’ Representative by written notice to the Buyer Parties if:

(i)                 no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 7 and such breach, inaccuracy or failure has not been cured by the Buyer Parties within ten (10) days of the Buyer Parties’ receipt of written notice of such breach from the Sellers’ Representative; or

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(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 2, 2021, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by the Buyer Parties or the Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02   Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in this ARTICLE 10 and Section 5.03 and ARTICLE 11 hereof. Nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE 11
Miscellaneous

Section 11.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however that the cost of the Audit shall be borne 50% by Buyer Parties and 50% by Sellers.

Section 11.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)               If to the Sellers, to the Sellers’ Representative:

Innovative Growers Equipment, Inc.

PO Box 6295

Elgin, IL 60121

Attention: Christopher Mayer

Email: chris@innovativegrowersequipment.com

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With a copy to:

Saul Ewing Arnstein & Lehr, LLP

161 N. Clark Street

Suite 4200

Chicago, IL 60601

Attention: Casey Grabenstein

Email: casey.grabenstein@saul.com

(b)               If to the Buyer Parties:

Hydrofarm Holdings Group Inc.

2249 McDowell Ext.

Petaluma, California 94954

Attention: Eric Ceresnie

Email: ericc@hydrofarm.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attention: Kenneth R. Koch, Esq. and Daniel Bagliebter, Esq.

Email: KRKoch@mintz.com and DABagliebter@mintz.com

Section 11.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) any definition or reference to any Contract, instrument or other record herein shall be construed as referring to such Contract, instrument of other record as from time to time amended, supplemented, restated or otherwise modified (Subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) the words “ordinary course” or “ordinary course of business” shall always be deemed to be ordinary course of business consistent with past practice; (f) the definitions of terms here shall apply equally to the singular and plural forms of the terms defined; (g) wherever context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms; and (h) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 11.04   Headings. The headings, captions and table of contents in this Agreement are for convenience of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.04(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06   Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08   No Third-party Beneficiaries. Except as provided in Section 6.02 and ARTICLE 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 11.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR THE SUPREME COURT OF THE STATE OF ILLINOIS, COOK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE ESCROW AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

Section 11.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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Section 11.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HYDROFARM, LLC

By:	/s/ William Toler
Name:	William Toler
Its:	Chief Executive Officer

HYDROFARM HOLDINGS GROUP, INC.

By:	/s/ William Toler
Name:	William Toler
Its:	Chief Executive Officer

/s/ Christopher Mayer
Christopher Mayer

/s/ Bruce Zierk
Bruce Zierk

SELLERS’ REPRESENTATIVE

/s/ Christopher Mayer
Christopher Mayer

Schedule I

Exchanged Shares

Schedule II

Capitalization

Exhibit A

Form of Key Employment Agreements

Exhibit B

Form of Escrow Agreement

Exhibit 2.2

AMENDMENT NO. 1
TO
STOCK PURCHASE AND CONTRIBUTION AGREEMENT

This Amendment No. 1 to Stock Purchase and Contribution Agreement (this “Amendment No. 1”) by and among (i) Hydrofarm Holdings Group, Inc., a Delaware corporation (“Holdings”), (ii) Hydrofarm, LLC, a California limited liability company (“Buyer”), (iii) Bruce Zierk, an individual, and Christopher Mayer, an individual (collectively, the “Sellers”), and Christopher Mayer, solely in his capacity as representative of the Sellers (the “Sellers’ Representative”) is dated November 1, 2021 (the “Effective Date”).

recitals

A.    Buyer, Holdings, Sellers and Sellers’ Representative are parties to that certain Stock Purchase and Contribution Agreement dated October 25, 2021 (the “Agreement”).

B.       The Parties wish to amend the Agreement as provided herein.

Amendment

In consideration of the above recitals, which are incorporated herein by reference, and the promises set forth in this Amendment No. 1, and for other good and valuable consideration, the nature and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment No. 1 will have the meanings ascribed to them in the Agreement.

2.       Amendment to the Agreement. The Agreement is hereby amended as of the Effective Date as follows:

a.	Article V of the Agreement is hereby amended by inserting the following new Section 5.10 at the end of Article V:

“Section 5.10. Release of IGE Guaranty. Within thirty (30) days following the Closing Date, the Seller Parties shall cause the guaranty granted by IGE under that certain Commercial Guaranty (the “IBE Guaranty”) guaranteeing satisfaction and performance of BCM Industrial Park, LLC’s obligations under that certain Business Loan Agreement with St. Charles Bank & Trust Company, N.A. to be terminated at Sellers’ sole expense. The IBE shall be deemed to have been disclosed in Section 3.09(a)(x) of the Disclosure Schedules and under any other section of the Disclosure Schedules to the extent the relevance of such information to such other section is reasonably apparent. The IBE Guaranty shall be excluded from the calculation of Indebtedness for purposes of this Agreement.”

b.	Section 7.02(t) of the Agreement is hereby amended by deleting the words “fiscal years 2019 and 2020” and substituting in lieu thereof the words “fiscal year 2020”.

3.      Limited Effect. Except as expressly provided in this Amendment No. 1, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Amendment as amended by this Amendment No. 1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 on the Effective Date.

HYDROFARM, LLc

By:	/s/ William Toler
Name:	William Toler
Title:	CEO

hydrofarm holdings group, inc.

By:	/s/ William Toler
Name:	William Toler
Title:	CEO

/s/ Christopher Mayer
Christopher Mayer

/s/ Bruce Zierk
Bruce Zierk

sellers’ representative

/s/ Christopher Mayer
Christopher Mayer

[Signature Page to Amendment No. 1 to Stock Purchase and Contribution Agreement]

Exhibit 99.1

Hydrofarm Completes Acquisition of Innovative Growers Equipment, Inc.

Fairless Hills, Pa. (November 1, 2021) – Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced that it has completed its previously announced acquisition of Innovative Growers Equipment Inc. (“IGE”), an Illinois-based manufacturer of horticulture benches, racking and LED lighting systems. The addition of the IGE commercial equipment product range complements Hydrofarm’s existing lineup of high performance, proprietary branded products. The announcement follows the Company’s recent acquisition of Canada’s Greenstar Plant Products, Inc.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive.  The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects. For additional information, please visit: www.hydrofarm.com

Investor Relations:

ICR

Fitzhugh Taylor

ir@hydrofarm.com

Media Contacts:

Hydrofarm

Lisa Gallagher

513-505-2334

lgallagher@hydrofarm.com